FOR IMMEDIATE RELEASE
Contact:
Jill Swartz
Spotlight Communications
(949) 427-5172 ext. 701
Jill@spotlightmarcom.com

MVP REIT Acquires 7-Story, 775-Space Parking Garage in
Downtown Cincinnati for $15 million

San Diego, Calif. (Dec. XX, 2014) – MVP REIT, Inc. announced today that the company acquired a 70.01 percent tenant-in-common interest in Tower Place Parking Garage, a seven-story, 775-space parking garage located in downtown Cincinnati. The parking garage was purchased for an aggregate of $15 million and closed on December 9.

Located at 400 Race St., the parking garage is connected to a 13-story, 520,000-square-foot mixed-use development encompassing a Hyatt Regency Hotel and retail stores. The garage is a short walk from Paul Brown Stadium, home of the National Football League’s Cincinnati Bengals, and Great American Ball Park, home of Major League Baseball’s Cincinnati Reds.

MVP REIT acquired the garage with a recently signed 10-year lease in place with SP+, formerly known as Standard Parking. The Standard Parking and Central Parking brands of SP+ operate approximately 4,200 parking facilities with more than 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports.

“This garage benefits from its premium location in a well-visited area near major attractions, as well as its long-term net lease to a quality operator,” said Mike Shustek, chairman and chief executive officer of MVP REIT.

The acquisition was financed through a 4.25 percent fixed-rate, 10-year loan of $9 million.

About MVP REIT, Inc.
MVP REIT intends to operate as a publicly registered, non-traded hybrid real estate investment trust. It is currently conducting a public offering of up to 55,555,556 shares of its common stock at $9.00 per share and up to an additional 5,555,556 shares of its common stock for issuance under its distribution reinvestment plan at $8.73 per share.
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MVP REIT intends to use the proceeds from the offering to invest in a diversified portfolio of income producing commercial real estate properties and loans secured by income-producing commercial real estate as well as to pay expenses and fees associated with the offering.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, “will”, and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although MVP believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. MVP does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.
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